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                                                                  Exhibit (a)(9)



The following is the text of an email sent on December 13, 2001 by Vivian Vitale, RSA Security Inc.'s Senior Vice President, Human Resources, to all of RSA Security Inc.'s employees.



                                                     Filed by: RSA Security Inc.
                                                            Pursuant to Rule 425
                                                        under the Securities Act
                                                        of 1933 and deemed filed
                                                       pursuant to Rule 13e-4(c)
                                                      of the Securities Exchange
                                                                     Act of 1934

                                              Subject Company: RSA Security Inc.
                                                   Exchange Act File No. 0-25120

Dear Colleagues,

As you are aware the deadline for participation in the Stock Option Exchange Program is Monday, December 17, 2001, 9:00 am Eastern Standard Time.

A number of you have inquired as to whether or not the Senior Management Team (Art's Staff) is participating in the Offer to Exchange. In answer to this question, we have been informed by the Senior Management Team and all members of our Board of Directors that they intend to participate in this program. Again, this is a very personal decision. However, we wanted to make certain that you had as much information as possible available to you in making this decision.

Other Important Information:

This communication gives an overview of the option exchange program which has been made under the terms and subject to the conditions of the "Offer to Exchange Outstanding Stock Options Held by Employees of RSA Security Inc. dated November 15, 2001" which was previously delivered to you. Before you decide whether to tender any of your options, you should carefully read the entire offer to exchange because it contains important information about the exchange offer. RSA Security has also filed these materials with the SEC as part of a tender offer statement and you may obtain these materials and other documents filed by RSA Security with the SEC for free from the SEC's Web site at www.sec.gov or from RSA Security's internal Web site.

Regards,

Vivian
Vivian Vitale
Senior Vice President, Human Resources
RSA Security Inc.
vvitale@rsasecurity.com
Telephone (781) 301-5463
FAX (781) 301-5479